IQST – iQSTEL YTD Revenue On Track With $60.5 Million Annual Forecast

New York, NY – June 22, 2021 – iQSTEL, Inc. (USOTCQB: IQST) today announced $5.14 Million in revenue for May 2021. The preliminary accounting results for May 2021 show a 16% increase in revenue over May 2020.

The total revenue (unaudited) for the first 5 months of the year through May 2021 is $24.6 Million YTD.

Management is pleased with the performance of all operating subsidiaries and confident the company is on track to to achieve its $60.5 Million revenue forecast.

Management plans to release an update on the companies ongoing M&A campaign next month after the close of Q2.

About iQSTEL Inc.:

iQSTEL Inc (OTCQB: IQST) (www.iQSTEL.com) is a US-based publicly-listed company offering leading-edge Telecommunication, Technology and Fintech Services for Global Markets, with presence in 15 countries. The company provides services to the Telecommunications, Electric Vehicle (EV), Liquid Fuel Distribution, Chemical and Financial Services Industries. iQSTEL has 5 Business Divisions: Telecom, Electric Vehicle (EV), Technology, Fintech and Blockchain, with worldwide B2B and B2C customer relations operating through its subsidiaries: Etelix, SwissLink, QGlobal SMS, SMSDirectos, IoT Labs, Global Money One and itsBchain. The Company has an extensive portfolio of products and services for its clients: SMS, VoIP, international fiber-optic connectivity for 5G, Cloud-PBX, OmniChannel Marketing, EV Batteries, EV Chargers, EV Battery Management System, EV IoT Connectivity, Mobile App For EV Connectivity, EV Dashboard Display, IoT Smart Gas Platform, IoT Smart Tank Platform, Visa Debit Card, Money Remittance, Mobile Top Up, Cryptocurrency Exchange Services, Mobile Number Portability Application MNPA (Blockchain Platform) and Settlement & Payments Marketplace SPM (Blockchain Platform).

Safe Harbor Statement: Statements in this news release may be "forward-looking statements". Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in forward-looking statements due to numerous factors. Any forward-looking statements speak only as of the date of this news release and iQSTEL Inc. undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this news release.

iQSTEL Inc.

IR US Phone: 646-740-0907, IR Email: investors@iqstel.com

Source: iQSTEL Inc. and its subsidiaries: www.iqstel.com